[LETTERHEAD OF K N GAS APPEARS HERE]


December 19, 1996

Plains Petroleum Operating Company
1515 Arapahoe Street
Tower III
Suite 1000
Denver, CO 80202

Attn:  Mr. Bryan Hassler
       Vice President

RE:    Gas Purchase Contract
       Dated April 20, 1984, As Amended
       (Contract No. P-1090)

Dear Mr. Hassler:

Plains Petroleum Operating Company ("Plains") and KN Gas Supply Services, Inc. as the successor-in-interest to K N Energy, Inc. ("KNGSS") are parties to that certain Gas Purchase Contract, dated April 20, 1984, as amended, hereinafter referred to as "Contract P-1090". The purpose of this Letter Agreement is to set forth the agreement reached between Plains and KNGSS with respect to the quantity of gas to be purchased and the price to be paid for gas by KNGSS under Contract P-1090, as well as the release of gas thereunder, during calendar year 1997.

The agreement is as follows:

     A. (1) During calendar year 1997 only, the take-or-pay provisions of Contract P-1090 are hereby suspended and both parties are hereby relieved of the obligations to account for and track take-or-pay status during that period. KNGSS, subject to an event of force majeure, will use good faith efforts to purchase under Contract P-1090 all of the gas tendered and physically made available by Plains to KNGSS at the Delivery Points during the period commencing January 1, 1997 and ending December 31, 1997.

           (2) Plains will advise KNGSS by the fifteenth (15th) business day prior to a month, the quantity of gas Plains will make available for purchase by KNGSS the following month, including any mid-month adjustments. Once the quantity has been communicated to KNGSS, modifications to the quantity will only be made be mutual agreement of the parties. Plains and KNGSS will use good faith efforts to maintain, on a monthly basis, a balance between Plains' monthly availability and the actual receipt and delivery of gas during a month. Any imbalance between the quantity of gas made available for purchase by Plains for a month and the quantity

Plains Petroleum Operating Company
12/19/96
Page 2

actually received by KNGSS shall be corrected as soon as possible in a manner mutually agreed to by the parties. If at the end of a month, Plains delivers, or causes to be delivered for Plains' account, a quantity of gas that is greater or less than that made available and scheduled for receipt and delivery, and such deliveries cause Plains or KNGSS to incur a penalty, cashout, or other charge levied by the gatherer and/or transporter, Plains agrees to bear and pay, or if required to reimburse KNGSS, for such penalty, cashout or charge. If at the end of a month, KNGSS receives, or causes to be received for KNGSS' account, a quantity of gas that is greater or less than that made available and scheduled for receipt and delivery, and such deliveries cause Plains or KNGSS to incur a penalty, cashout, or other charge levied by the gatherer and/or transporter, KNGSS agrees to bear and pay, or if required to reimburse Plains, for such penalty, cashout or charge. Plains and KNGSS agree to provide one another all information necessary to determine what event, or which party caused the imbalance.

     B. (1) The price to be paid under Contract P-1090 for each MMBtu of gas purchased during calendar year 1997 will be a price equal to the average of the first of the month index prices as published by McGraw-Hill in the first of each month's publication of Inside F.E.R.C.'s Gas Market Report under "Prices of Spot
                       -----------------------------------
Gas Delivered to Pipelines" for Williams Natural Gas Co. (Texas, Oklahoma, Kansas), Panhandle Eastern Pipe Line Co. (Texas, Oklahoma), Northern Natural Gas Co. (Texas, Oklahoma, Kansas), and Natural Gas Pipeline Company of America (Mid-Continent zone), hereinafter referred to as the "Average Index Price", less Fifteen Cents ($0.15) per MMBtu, hereinafter referred to as the "subtrahend", less one percent (1%) fuel to be provided in-kind by Plains. The price is a full price inclusive of any and all costs and reimbursements.

           (2) In calculating the monthly price to be paid for gas, as provided for in Paragraph B(1) above, the subtrahend will be subject to adjustment, either upward or downward, depending on the actual calculated Average Index Price as follows:

If the Average Index Price is:                then the Subtrahend is:
------------------------------                -----------------------

    less than      $0.75                             $0.11
    $0.75 up to    $1.04                             $0.13
    $1.05 up to    $1.95                             $0.15
    $1.96 up to    $2.25                             $0.18
    $2.26 or higher                                  $0.20

     C. During calendar year 1997, gas which flows south through the valve identified below to the Panhandle Eastern Pipe Line Co. ("Panhandle"), Grant County No. 2 Interconnect, not to exceed a total quantity of 3 Bcf, is hereby temporarily released from Contract P-1090, on a month-to-month basis; provided, however, if KNGSS can flow at least ninety percent (90%) of the quantity released during a month, then KNGSS shall have the preferential right to recall, also on a monthly basis, all gas released during a month for purchase under Contract P-1090
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Plains Petroleum Operating Company
12/19/96
Page 3

at the price provided for in this Letter Agreement. If KNGSS intends to recall released gas it shall be required to recall all the gas released for the particular month. KNGSS, at least ten (10) business days before the succeeding month, will notify Plains of the recall of the released gas for purchase by KNGSS the succeeding month.

           D. During calendar year 1997 only, KNGSS agrees not to exercise its right under Article IV, Section 8 of Contract P-1090 to market out.

           E. During calendar year 1997, KNGSS can temporarily release up to 25% of the gas made available by Plains pursuant to Paragraph A of this Letter Agreement, on a month to month basis. If KNGSS desires to release a quantity of gas, KNGSS desires to release the gas. Plains shall have the right to market any released gas for the period of the release. K N has the right to exercise this release option in any five (5) of the twelve months in calendar year 1997. The gathering of this released gas will be covered by separate agreement with K N Gas Gathering, Inc.

           F. Except as specifically provided for herein, all other terms and conditions of Contract P-1090 shall remain in full force and effect.

           If the foregoing reflects Plains' understanding of the agreement reached between Plains and KNGSS, please so indicate by properly executing both copies of this Letter Agreement in the space provided for below and return one executed original to my attention.

Very truly yours,
K N Gas Supply Services, Inc.

/s/ Daniel E. Watson

Vice President


ACCEPTED AND AGREED to this 19th day of December, 1996 by Plains Petroleum Operating Company

BY: /s/ Bryan Hassler
    -----------------
    Bryan Hassler
    Vice President